Exhibit 3.2

CERTIFICATE OF DESIGNATIONS
OF
SPECIAL VOTING PREFERRED STOCK
OF
WASTE SERVICES, INC.

(PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW)

     Waste Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following vote was taken by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the Delaware General Corporation Law at a Special Meeting of the Board held on May 13, 2004:

     RESOLVED, that, subject to the consummation of the transactions contemplated by the terms of a certain proposed Arrangement Agreement among the Corporation, Capital Environmental Resource Inc., a company existing under the laws of Ontario, Canada (“Capital”), and Capital Environmental Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia (the “Arrangement Agreement”),the Board does hereby create, authorize and provide for the issuance of “Special Voting Preferred Stock” of the Corporation, par value $0.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof, as follows:

     1. Designation. Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Special Voting Preferred Stock”. The number of shares constituting the Special Voting Preferred Stock shall be one (1).

     2. Ranking. The Special Voting Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock of the Corporation and (ii) junior to any other class or series of Preferred Sock of the Corporation.

     3. Voting Rights. Except as otherwise provided by law, the Special Voting Preferred Stock shall have the number of votes equal to the number of outstanding Exchangeable Shares of Capital (the “Exchangeable Shares”) as of any applicable record date that are not owned by the Corporation or any of its subsidiaries. In respect of all matters concerning the voting of shares, the holders of the Common Stock and the Special Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects except as otherwise provided herein.

     4. Dividends. The holder of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends.

     5. Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Preferred Stock shall be entitled, prior and in preference to any distribution to holders of Common Stock or any other capital stock of the Corporation ranking junior to the Special Voting Preferred Stock and after the distribution to holders of any class or series of Preferred Stock ranking senior to the Special Voting Preferred Stock of all amounts to which such holders are entitled, to receive the sum of $1.00.

     6. Voting Trust Agreement. The Special Voting Preferred Stock is subject to the Terms of a Voting and Exchange Trust Agreement (the “Voting and Exchange Trust Agreement”) to be entered into among the Corporation, Capital and a trust existing under the laws of Canada (the “Trustee”).

     7. Redemption: Cancellation. From and after the first time that there are no longer outstanding any Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any subsidiary of the Corporation) and there are no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation or any subsidiary of the Corporation), the share of Special Voting Preferred Stock shall no longer be entitled to vote on any matter involving the Corporation or on any matter presented for a vote to the holders of any of the stock of the Corporation, and shall automatically be redeemed for $1.00, and upon such redemption or other purchase or acquisition of the Special Voting Preferred Stock by the Corporation the share of Special Voting Preferred Stock shall be deemed retired and canceled and may not be reissued.

     8. No Conversion. The Special Voting Preferred Stock shall not be convertible into any other class or series of capital stock of the Corporation or into cash, property or other rights.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ivan R. Cairns, its Executive Vice President, General Counsel and Secretary, as of the 27th day of July, 2004.

Waste Services, Inc.

/s/ Ivan R. Cairns

By: Ivan R. Cairns
Title: Executive Vice President,
General Counsel and Secretary

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